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                                                                    EXHIBIT 5.1

                  OPINION OF VEDDER, PRICE, KAUFMAN & KAMMHOLZ


         October 6, 1997

EAC Industries, Inc.
22 Blackstone Avenue
Branford, Connecticut  06405

Gentlemen:

         Reference is hereby made to the Registration Statement on Form SB-2 (Registration No. 333-32657) (the "Registration Statement"), filed by EAC Industries, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission in connection with the proposed issuance of non-transferrable rights (the "Rights") to purchase up to 2,283,551 shares of Common Stock, par value $.10 per share (the "Common Stock").

         We have acted as special counsel for the Company in connection with the proposed offering.

         In rendering this opinion, we have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

         It is our opinion that the 2,283,551 shares of Common Stock that may be sold by the Company upon exercise of the Rights in accordance with said Registration Statement, if and when so sold, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included therein.

                                             Very truly yours,



                                             VEDDER, PRICE, KAUFMAN & KAMMHOLZ